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                                                                    EXHIBIT 12.1

                         The Chase Manhattan Corporation
                                and Subsidiaries

                Computation of Ratio of Earnings to Fixed Charges
                    and Preferred Stock Dividend Requirements

Year Ended December 31, (in millions, except ratios)                       1996
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Excluding Interest on Deposits
Income before income taxes                                             $  3,811
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Fixed charges:
  Interest expense                                                        5,531
  One third of rents, net of income from subleases(a)                       116
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Total fixed charges                                                       5,647
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Less: Equity in undistributed income of affiliates                          (64)
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Earnings before taxes and fixed charges,
  excluding capitalized interest                                       $  9,394
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Fixed charges, as above                                                $  5,647
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Preferred stock dividends                                                   219
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Fixed charges including preferred stock dividends                      $  5,866
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Ratio of earnings to fixed charges and
  preferred stock dividend requirements                                    1.60
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Including Interest on Deposits
Fixed charges including preferred stock dividends, as above            $  5,866
Add: Interest on deposits                                                 6,038
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Total fixed charges including preferred
  stock dividends and interest on deposits                             $ 11,904
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Earnings before taxes and fixed charges,
  excluding capitalized interest, as above                             $  9,394
Add: Interest on deposits                                                 6,038
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Total earnings before taxes, fixed charges
   and interest on deposits                                             $15,432
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Ratio of earnings to fixed charges and
  preferred stock dividend requirements                                    1.30
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(a) The proportion deemed representative of the interest factor.